EXECUTION COPY
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (the “Agreement”) is dated as of December 20, 2007, by and between MHR Institutional Partners III LP (the “Depositor”) and The Bank of New York, as escrow agent (the “Escrow Agent”).
     WHEREAS, the Depositor contemplates filing a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) notifying the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) of its acquisition of shares of common stock, par value $0.0001 per share, of Leap Wireless International, Inc. (the “Shares”);
     WHEREAS, under the HSR Act, the Depositor’s acquisition of the Shares is subject to a regulatory waiting period; and
     WHEREAS, the Depositor desires to deposit, or direct the deposit on behalf of the Depositor, in escrow the Shares, which shall be held by the Escrow Agent until the Escrow Agent is notified by the Depositor of the conclusion of the regulatory proceedings under the HSR Act in accordance with the terms and conditions set forth in this Agreement;
     WHEREAS, the Depositor and the Escrow Agent entered into a Confidentiality Agreement dated December 13, 2007, the terms of which are incorporated herein by reference and apply to this Agreement and the subject matters thereof.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment. The Depositor hereby appoints the Escrow Agent as its escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts this appointment under the terms and conditions set forth in this Agreement. The Escrow Agent further acknowledges and agrees that MHR Fund Management LLC, an affiliate of the Depositor may act for and on behalf of the Depositor for all purposes of this Agreement, including by providing any instructions or taking any actions contemplated by this Agreement on behalf of the Depositor, on which instructions the Escrow Agent may rely and the Escrow Agent hereby agrees that it shall honor such actions and written instructions.
     2. Escrow Fund. The Depositor may deposit, or direct the deposit on behalf of the Depositor, with the Escrow Agent the Shares (the “Escrow Deposit”) pursuant to the terms of this Agreement. The Escrow Agent shall hold the Escrow Deposit and all interest, dividends and other distributions, payments and rights in connection with the Escrow Deposit (the “Escrow Distributions”, and together with the Escrow Deposit, the “Escrow Fund”) and not distribute nor take any action regarding the Escrow Fund or that might affect the ownership or rights related to the Escrow Fund prior to receipt of express instructions provided under Section 4 hereof and shall promptly, but in any event, no later than one Business Day (as hereinafter defined) following receipt of instructions pursuant to the terms of this Agreement, distribute the Escrow Fund in accordance with such instructions.
     3. Rights. The Depositor shall not retain any right to exercise any of the voting, consensual rights and powers, or obtain any financial interest accruing to an owner of the Escrow Deposit, prior to expiration or early termination of the HSR waiting period (or notice that the HSR waiting period is no longer applicable), and shall not be entitled to receive any Escrow Distributions or dispose of or sell the Escrow Deposit, unless and until the Escrow Deposit is delivered to the Depositor in accordance with Section 4 hereof.
     4. Disposition and Termination.
          4.1 Release of Escrow Fund to the Depositor. The Escrow Agent shall deliver the Escrow Fund to the Depositor promptly, but in no event more than one Business Day, following receipt of instructions from the Depositor which shall include a confirmation that the HSR waiting period has expired, been terminated or become otherwise inapplicable. A form of the instructions to be provided under this Section 4.1 is attached hereto as Exhibit A.
          4.2 Sale of Escrow Deposit and Release of Proceeds to the Depositor. Following receipt of instructions and notification from the Depositor that the FTC or DOJ has challenged or failed to approve the Depositor’s acquisition of the Shares, the Escrow Agent shall promptly, but no later than one Business Day following written instructions from the Depositor, deliver to a broker (as designated by the Depositor) the entirety of the Escrow Fund held by the Escrow Agent in order to facilitate its disposition by such designated broker.
          4.3 Except as otherwise provided in this Agreement, the Escrow Agent shall not be responsible for the transfer of any of the securities deposited hereunder. Upon delivery of the entire Escrow Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8 hereof.
     5. Escrow Agent. The Escrow Agent shall perform only such duties as are expressly set forth in this Agreement and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement and the Confidentiality Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting in accordance with any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund; provided that in the event there is any Escrow Distribution, the Escrow Agent shall take reasonable efforts to collect any such payments or distributions. Any such collections shall be subject to Escrow Agent’s usual collection practices. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Depositor. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through reputable and authorized agents or attorneys who are also bound by the Confidentiality Agreement (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it. The Escrow Agent shall not be liable for anything reasonably done, suffered or omitted in good faith by it in accordance with the written advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Depositor which, in its opinion (with the advice of its legal counsel), conflict with any of the provisions of this Agreement, it shall contact the Depositor to clarify the same and its sole obligation shall be to keep safely and in accordance with this Agreement all property held in escrow until it shall be directed otherwise in writing by the Depositor or by a final order or judgment of a court of competent jurisdiction. In the event of any dispute between or conflicting claims by or among the Depositor and/or any other person or entity with respect to any Escrow Fund, Escrow Agent shall be entitled, in its reasonable discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Fund so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositor for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its reasonable discretion, either (i) such conflicting or adverse claims or demands (other than any claims or demands to which the Escrow Agent is a party) shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity reasonably satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its reasonable discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its reasonable discretion, necessary. The costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, the Depositor. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that the Escrow Agent shall remain liable for all such losses or damages arising out of the Escrow Agent’s gross negligence or act(s) of willful misconduct.
     6. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the Depositor specifying a date when such resignation shall take effect. Upon such notice, the Depositor shall promptly appoint a qualified successor escrow agent. If such appointment does not occur prior the resignation of the Escrow Agent, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.
     7. Fees. The Depositor shall pay the Escrow Agent the amounts set forth on Schedule 1 attached hereto.
     8. Indemnity. The Depositor shall or shall cause any of its affiliates to indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement in accordance with its terms, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the negligence or willful misconduct of such indemnitee, for a period of thirty (30) months from the date hereof, or (ii) the Escrow Agent following any instructions or other directions from the Depositor provided expressly in accordance with and not forbidden by the terms hereof for the duration of the applicable statute of limitations. The Depositor acknowledges that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement for the respective periods specified herein.
     9. Notices. All communications under this Agreement shall be in writing and shall be deemed to be duly given and received (a) upon delivery if delivered personally and upon confirmed transmittal if by facsimile or e-mail, (b) on the next Business Day if sent by overnight courier or (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 attached hereto (with a copy to the address of the counsel of such party set forth on Schedule 1 attached hereto) or at such other address as any party hereto (or their respective counsel) may have furnished to the other party in writing by registered mail, return receipt requested. Notwithstanding the foregoing, in the case of communications delivered to the Escrow Agent pursuant to (a) or (b) above, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 attached hereto is authorized or required by law or executive order to remain closed.
     10. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by either party hereto, except (i) as provided in Section 6 and (ii) that the Depositor may assign to one or more of its affiliated entities without the prior consent of the other party, provided such assignee assumes all obligations of the Depositor hereunder, (iii) with the consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. This Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assignees hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.
     11. Liability. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Fund), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing reasonably deems appropriate; and if Escrow Agent takes actions necessary to comply with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity for such actions even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of December, 2007.

“ESCROW AGENT”

THE BANK OF NEW YORK

By:	/s/ Regina Jones

Name: Regina Jones
Title: Assistant Treasurer

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of December 2007.

“DEPOSITOR”

MHR INSTITUTIONAL PARTNERS III LP

By: MHR Institutional Advisors III LLC, its General Partner

By:	/s/ Mark Rachesky

Name: Mark Rachesky, M.D.
Title: Managing Member